Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Management of American Electric Power Service Corporation as service corporation affiliate of Appalachian Power Company, AEP Texas Inc., Southwestern Electric Power Company and Kentucky Power Company

We have examined American Electric Power Service Corporation’s, as service corporation affiliate of Appalachian Power Company, AEP Texas Inc., Southwestern Electric Power Company and Kentucky Power Company (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset backed securities transactions serviced by Appalachian Power Company, AEP Texas Inc., Southwestern Electric Power Company and Kentucky Power Company for which each servicer performs servicing functions for the transactions (the “Platform”) as described in the accompanying Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Issuers, as of December 31, 2025 and for the year then ended, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(3)(ii), 1122(d)(4)(iii), 1122(d)(4)(v),1122(d)(4)(ix), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix B to management's assertion identifies the individual asset backed transactions and securities defined by management as constituting the Platform. American Electric Power Service Corporation’s management, as service corporation affiliate of Appalachian Power Company, AEP Texas Inc., Southwestern Electric Power Company and Kentucky Power Company, is responsible for its assertion and for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the applicable servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that American Electric Power Service Corporation, as service corporation affiliate of Appalachian Power Company, AEP Texas Inc., Southwestern Electric Power Company and Kentucky Power Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2025 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
March 30, 2026